Exhibit 12.1
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


                           RAYTHEON COMPANY AND SUBSIDIARIES

                             STATEMENTS RE: COMPUTATION OF
                     RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                             AND PREFERRED STOCK DIVIDENDS
                             (DOLLAR AMOUNTS IN MILLIONS)


                                                  FISCAL QUARTER              FISCAL YEAR
                                                   ENDED MAR.31                  ENDED
                                                     1998    1999    1994   1995    1996    1997   1998

Income before taxes per statements of income....     397     358      900  1,192   1,083     790  1,467


Add:
  Portion of rents representative of interest
    factor......................................      23      37       32     41      45      50    113
  Interest on indebtedness......................     171     177       49    197     256     397    739
                                                   -----   -----    -----  -----   -----   -----  -----
    Income as adjusted..........................     591     572      981  1,430   1,385   1,237  2,319
                                                   =====   =====    =====  =====   =====   =====  =====
Fixed charges:
  Portion of rents representative of interest
    factor......................................      23      37       32     41      45      50    113
  Interest on indebtedness......................     171     177       49    197     256     397    739
  Capitalized interest..........................       1       1        1      1       3       4      2
                                                   -----   -----    -----  -----   -----   -----  -----
    Fixed charges...............................     195     215       82    239     304     451    854
                                                   =====   =====    =====  =====   =====   =====  =====
Preferred Stock:
  Preferred Stock Dividends.....................       0       0        0      0       0       0      0
                                                   =====   =====    =====  =====   =====   =====  =====
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends.....................     3.0     2.7     12.0    6.0     4.6     2.7    2.7
                                                   =====   =====    =====  =====   =====   =====  =====
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